Exhibit 3.17
RESTATED ARTICLES OF INCORPORATION
of
THE MELODIE CORPORATION
     Pursuant to the provisions of Section 53-13-7 of the New Mexico Business Corporation Act, the undersigned corporation, pursuant to a resolution duly adopted by its Board of Directors, hereby adopts the following Restated Articles of Incorporation:
ARTICLE I
     The name of the corporation is THE MELODIE CORPORATION.
ARTICLE II
     The purpose for which the corporation is organized is to engage in the business of operating Burger King Restaurants.
ARTICLE III
     The aggregate number of shares which the corporation shall have authority to issue is 50,000 shares, consisting of one class only.
ARTICLE IV
     The number of shareholders and the issuance and transfer of shares of the corporation are restricted, and shares of the corporation may be issued or transferred only after authorization by Burger King Corporation in accordance with the terms and conditions outlined in the Franchise Agreement between the corporation and Burger King Corporation.
ARTICLE V
     The address of the corporation’s registered office is 715 North Washington, Roswell, New Mexico, 88201; and the name of its registered agent at the same address is Melodie J. Marnell.
ARTICLE VI
     The number of Directors shall be fixed by, or in the manner provided in, the By-Laws of the corporation, except that the number of Directors constituting the present Board of Directors is one, and the name and address of the person who is presently serving as Director until the next annual meeting of the shareholders or until her successor has been elected and qualified is:

Name	Address
Melodie J. Marnell	1212 Avenida del Sumbre Roswell, New Mexico 88201
ARTICLE VII
     The name and address of the incorporator is:

Name	Address
Melodie J. Marnell	1212 Avenida del Sumbre Roswell, New Mexico 88201
     The foregoing Restated Articles of Incorporation correctly sets forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and supersede the original Articles of Incorporation and all amendments thereto.
     DATED June 1, 1990.

THE MELODIE CORPORATION

and	/s/ Shirley Sanchez
Its Assistant Secretary

STATE OF NEW MEXICO       )
                                                      ) ss.
COUNTY OF CHAVES              )
     I, Joan P. Cox, a Notary Public, do hereby certify that on the 1st day of June, 1990, personally appeared before me RUFUS JORDAN, who, being by me first duly sworn, declared that he is the Vice President of The Melodie Corporation, that he signed the foregoing Restated Articles of Incorporation of The Melodie Corporation as Vice President of the corporation, and that the statements therein contained are true.

My Commission Expires:
April 18, 1991